Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586
www.maddoxungar.com

December 16, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Maxway Industries, Inc.

Xi’an City,Shaanxi Province

The People’s Repiblic of China

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by Maxway Industries, Inc. of our report dated December 8, 2009, relating to the financial statements of Maxway Industries, Inc., a Nevada Corporation, as of and for the period ending October 31, 2009, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC